UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	April 15, 2006

THE CHILDREN'S PLACE RETAIL STORES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-23071 (Commission File Number)	31-1241495 (IRS Employer ID Number)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(201) 558-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)

Susan Riley Offer Letter

As previously reported in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2006, Susan Riley (previously the Company’s Senior Vice President, Finance) became the Company’s Chief Financial Officer effective April 15, 2006. Ms. Riley’s annual base salary is $400,000 and based on the Company’s performance to profit goals her targeted bonus is 40% of her base salary. In addition to benefits that are generally available to all of the Company’s employees, Ms. Riley’s offer letter provides that in the event her employment is terminated without cause she will be entitled to six months of severance.

In addition, upon joining the Company on March 13, 2006, Ms. Riley was granted a performance stock award under the Company’s 2005 Equity Incentive Plan to be paid in the form of shares of common stock pursuant to substantially similar terms and conditions as those performance awards that were granted to the Company’s Chief Executive Officer and certain other members of senior management on Janury 30, 2006, as described in the Form 8-K filed by the Company with the Commission on February 2, 2006. Depending on whether certain consolidated earnings per share and cumulative earnings targets are met Ms. Riley may be entitled to receive from 0 to 50,000 performance shares.

Mario Ciampi Severance Agreement and Release

As previously reported in the Company’s Form 8-K filed with the Commission on April 6, 2006, Mario Ciampi, President of Disney Store, voluntarily resigned from the Company. Mr. Ciampi’s resignation will become effective on April 30, 2006. In connection with Mr. Ciampi’s resignation the Company entered into a Severance Agreement and Release dated April 14, 2006 with Mr. Ciampi ("Mr. Ciampi’s Severance Agreement").

Pursuant to Mr. Ciampi’s Severance Agreement, (i) Mr. Ciampi will receive a severance payment in the total amount of $510,000, (ii) transfer restrictions with respect to Mr. Ciampi’s vested options to acquire 30,400 shares of the Company’s common stock will be waived, (iii) 10,000 unvested stock options scheduled to vest on April 29, 2007 shall be accelerated to vest on April 27, 2006, (iv) the Company will waive all applicable premium costs that Mr. Ciampi would otherwise be required to pay for continuation of the existing group health coverage provided to him and his family under its medical and dental plans for a period of twelve months or the date on which Mr. Ciampi commences full time employment with another company that provides health benefits to Mr. Ciampi and his family which are comparable to the medical, dental and vision benefits available to Mr. Ciampi and his family through COBRA, whichever date is sooner, (v) through June 30, 2006, Mr. Ciampi and his family shall be permitted to continue to reside in a residence in California leased by the Company, the Company will continue to pay the costs associated with the lease, and any amounts paid by the Company in connection with this lease that is reported as income to Mr. Ciampi shall be subject to a gross up of forty percent (40%), and (vi) the Company will reimburse Mr. Ciampi, up to $20,000, for all reasonable costs incurred by Mr. Ciampi and his family to relocate from California to New York.

In addition, Mr. Ciampi agrees to release the Company from any claims or liabilities arising out of Mr. Ciampi's employment or resignation. Mr. Ciampi will also be subject to certain confidentiality, non-disparagement, non-solicitation and non-interference covenants.

Hiten Patel Severance Agreement and Release

As previously reported in the Company’s Form 8-K filed with the Commission on March 8, 2006, Hiten Patel, the Company’s Senior Vice President and Chief Financial Officer, voluntarily resigned from the Company. Mr. Patel’s resignation became effective on April 15, 2006. In connection with Mr. Patel’s resignation the Company entered into a Severance Agreement and Release dated April 19, 2006 with Mr. Patel (“Mr. Patel’s Severance Agreement").

Pursuant to Mr. Patel’s Severance Agreement, (i) Mr. Patel will receive a severance payment in the total amount of $180,000 and a $27,692 payment for accrued but unused vacation and personal days, and (ii) transfer restrictions with respect to certain of Mr. Patel’s vested options to acquire 50,000 shares of the Company’s common stock will be waived.

In addition, Mr. Patel agrees to release the Company from any claims or liabilities arising out of Mr. Patel's employment or resignation. Mr. Patel will also be subject to certain confidentiality, non-competition, non-solicitation and non-interference covenants.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) As discussed above in Item 1.01,  Hiten Patel, the Company’s Senior Vice President and Chief Financial Officer, voluntarily resigned from the Company. Mr. Patel’s resignation became effective on April 15, 2006.

(c) As discussed above in Item 1.01, effective on April 15, 2006, Susan Riley (previously the Company’s Senior Vice President, Finance) became the Company’s Chief Financial Officer. Prior to joining the Company, Ms. Riley most recently served as Chief Financial Officer of Klinger Advanced Aesthetics. Prior to that, Ms. Riley served as Senior Vice President, Chief Financial Officer of Abercrombie & Fitch. Before Abercrombie & Fitch, Ms. Riley served as Chief Financial Officer of The Mount Sinai Medical Center in New York. Previously in her career, Ms. Riley held the Chief Financial Officer position at both the Dial Corporation and at Tambrands, Inc.

In addition, that portion of Item 1.01 regarding Susan Riley’s offer letter is incorporated by reference into this Item 5.02.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN'S PLACE RETAIL STORES, INC.

By:	/s/ Neal Goldberg
Name: Neal Goldberg, President

Dated: April 20, 2006